EXHIBIT 5.1

OPINION OF BARLEY SNYDER LLC RE:  LEGALITY

July 20, 2010

Fulton Financial Corporation
One Penn Square
P.O. Box 4887
Lancaster, PA 17604

Re:	Fulton Financial Corporation 401(k) Retirement Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Fulton Financial Corporation (“FFC”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 1,200,000 shares of the $2.50 par value common stock of FFC (the “FFC Common Stock”), to be issued pursuant to the Fulton Financial Corporation 401(k) Retirement  Plan (the “Plan”).

This Opinion Letter is provided pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities and Exchange Commission for inclusion as an exhibit to the Registration Statement.

We have reviewed the Plan and the resolutions of the Fulton Financial Corporation Board of Directors dated July 20, 2010.  In addition, we have reviewed such matters of law and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, certificates, instruments, proceedings and materials, and have made such other investigations and inquiries as we have deemed relevant and necessary to enable us to express the opinions hereinafter expressed.  The opinions expressed herein are subject to the following qualifications, limitations, assumptions and exceptions:

A.           In the course of our review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  We have also assumed that all records and other information made available to us by FFC, and upon which we relied, are complete in all respects.  In addition, in making our review of documents executed by entities or persons other than FFC, we have assumed that each such other entities or persons had all necessary power to enter into and perform all of its obligations under such documents and have also assumed the due execution and delivery of those documents by each such entity or person pursuant to due authorization.

B.           To render these opinions, we have made the investigation described herein.  We have not independently verified information obtained from third persons, except as set forth herein.

C.           Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation as well as by developing case law.  We assume no obligation to update or supplement our opinions set forth herein to reflect any fact or circumstance that may hereinafter come to our attention or any change in laws that may hereafter occur.

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D.           The opinions expressed herein relate solely to the laws of the United States of America and the Commonwealth of Pennsylvania, and no opinion is expressed with respect to the laws of any other jurisdiction.

Based upon and subject to the foregoing, and subject to the condition that the terms of the Plan will be strictly complied with, we are of the opinion that the shares of the FFC Common Stock to be issued in connection with the Plan have been duly authorized and, when issued, will be legally issued, fully paid and nonassessable.  We hereby consent to the use in this registration statement of this opinion and to the reference to this firm under the caption “Legal Opinion” in the related prospectus.

Very truly yours,

BARLEY SNYDER LLC